Part II
Item 6. (continued)


                                   EXHIBIT 11
                       CHASE PREFERRED CAPITAL CORPORATION
                   Computation of net income per common share
                   ------------------------------------------
               (in thousands, except share and per share amounts)
                                   (Unaudited)

Net income for basic earnings per share are computed by subtracting from the applicable earnings the dividend requirements on preferred stock to arrive at earnings applicable to common stock and dividing this amount by the weighted average number of shares of common stock outstanding during the period.


                                                                Three Months Ended                 Nine Months Ended
                                                                   SEPTEMBER 30,                      SEPTEMBER 30,
                                                          ------------------------------     ----------------------------
                                                                1999            1998             1999            1998

=========================================================================================================================
Earnings:

Net Income                                                  $    17,314    $    19,302       $    52,509    $    56,860
Less:  Preferred Stock Dividend Requirements                     11,137         11,138            33,412         33,413
                                                            -----------    -----------       -----------    -----------

Net Income Applicable to Common Stock                       $     6,177    $     8,164       $    19,097    $    23,447
                                                            -----------    -----------       -----------    -----------

Shares:

Weighted Average Number of Common Shares Outstanding (a)              1              1                 1              1

Net Income Per Share: (a)                                   $     6,177    $     8,164       $    19,097    $    23,447
                                                            ===========    ===========       ===========    ===========
=========================================================================================================================

----------
(a) All common and per share amounts have been restated to reflect the change, effected on December 29, 1998, of the Company's outstanding Common Stock from 572,500 shares, par value $300 per share, to one share, par value $171,750,000 per share.


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